                                                                      EXHIBIT 12



                       Wallace Computer Services, Inc.
                      Ratio of Earnings to Fixed Charges



                                                                                                               Six          Six
                                                                                                              Months      Months
                                                                 Twelve months ended July, 31                 Ended       Ended
                                                  1997       1996       1995          1994       1993        1/31/98     1/31/97
                                             ------------------------------------------------------------------------------------
(a)  Consolidated Net Income
       (before extraordinary)                     81,282     72,999     55,297        47,268     41,170      41,831        42,737
(b)  Income Taxes                                 53,069     45,479     32,163        26,588     21,209      27,598        27,902
(c)  Interest Expense                              2,619      1,312      1,209         1,325      1,196       8,215         1,059
(d)  Rent Expense                                  4,200      3,619      3,571         3,519      3,803       3,194         2,062
(e)  Capitalized Interest                          1,321      1,406      1,508           986        787         587           718
                                             ------------------------------------------------------------------------------------
Ratio of earnings to fixed charges                  26.2       31.2       23.4          22.2       20.2         8.0          29.7
                                             ====================================================================================

Calculation:  [(a) + (b) + (c) +  ((1/3) x (d)) + (e)] / [(c) + ((1/3) x (d))
 + (e)]